Exhibit 10.1
AppHarvest, Inc.
Employee Cash Incentive Plan
Plan Purpose
AppHarvest Operations (the “Company”) Employee Cash Incentive Plan (the “Plan”) has been established to help align participating AppHarvest employees’ goals and efforts with the Company’s goals and direction. Through the Plan, a portion of an eligible employee’s total cash compensation opportunity will be directly linked to the annual Company-Wide Performance. This gives eligible employees a clear and direct stake in the Company’s overall success. Under the Plan, achieving these goals will result in a cash incentive payment that rewards employees for their contributions toward the Company’s objectives.
In summary, this Plan is intended to:
•Encourage outstanding performance (both Company-wide and individual),
•Align and share the benefits of successful Company performance with eligible employees.
•Enhance teamwork, and
•Support a consistent process for establishing, measuring, and rewarding performance.
Eligibility and Participation
Eligible employees are all exempt employees and non-exempt employees not in farm operations jobs who are customarily employed for at least 30 hours per work week and who have a start date prior to October 1 of the performance period. Employees are required to have been employed during the Performance Period (as defined below), who are not participants in another AppHarvest incentive program (e.g., the Piece-Rate Plan), and who are employed in Good Standing as of the date of payment of any incentive (“Eligible Employee”). Eligibility under the Plan may be affected by employment status as provided in more detail in the Employment Status Effect on Award section herein. “Good Standing” for purposes of the Plan shall mean that the employee is not on a performance improvement plan or under any other types of disciplinary action.
Except with respect to executive officers, the Committee (as defined below) may delegate the eligibility provisions of the Plan to the CEO at any time, whose decision will be final.
Authority and Administration
The Plan will be administered under the authority and subject to the approval of the Compensation Committee of the Board of Directors (the “Committee”). The Committee will approve the total amount to be paid under the Plan for each Performance Period and the specific amounts to be paid to the CEO and other executive officers.
The Chief People Officer or other employee so designated by the Chief Executive Officer is responsible for the preparation and coordination of all pertinent performance and award information required for Plan administration.
The Company reserves the right to modify, amend, cancel, or repeal the plan at any time.
Performance Period
The Performance Period is one year, directly coinciding with AppHarvest fiscal year.

Individual Incentive Targets
Each Eligible Employee will be assigned an individual incentive target. This target will be established considering job level, job role, job function, and competitive benchmarks. The Individual Inventive Target may be adjusted at the sole discretion of the Company due to company, job, or market changes. Individual Incentive Targets will be expressed as a percent of base salary.
Company-Wide Performance
The Committee shall approve targeted financial and ESG metrics that will be used to measure Company-wide Performance. Specific threshold and maximum values will also be approved by the Committee. For purposes of the Company’s executive officers, amounts paid hereunder will be deemed to be cash-based performance awards for purposes of the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).
A Payout Leverage Scale will be developed based on the set threshold, target and maximum for each metric. The Scale will have specific achievement levels assigned to each metric value, with the target value measuring 100% achievement. The threshold (minimum value) to be achieved by the company will receive a 50% achievement factor and the maximum value to be achieved will receive up to a 200% achievement factor.
At the end of the Performance Period, the level of Company-wide achievement will be determined by comparing the actual metric attainment to the established metric target. The achievement factor assigned to the actual metric represents the Company-Wide Achievement Factor for that metric. An achievement below the threshold will result in a 0% Company-Wide Achievement Factor for that metric and an achievement above the maximum will result in up to a 200% Company-Wide Achievement Factor for that metric. Within the range, achievement must meet or exceed the metric in order to qualify for the designated payout.
Individual Employee Performance
The Committee may approve employee individual performance as a measurement using individualized goals and company values. A Payout Leverage Scale will be developed in relation the Company’s individual performance program.
Metric Weighting
The Committee shall approve weighting for each financial and ESG metric to calculate the Company-Wide Achievement Factor. The Committee shall also approve the weighting between Company-Wide Performance and Individual Employee Performance, if Individual Employee Performance is approved as a metric.
Calculation of Actual Incentive Payout
The Actual Incentive Payout for each Eligible Employee is calculated by multiplying the Individual Incentive Target by the Individual Base Salary (“Target Incentive Amount”). The Target Incentive
Amount is then multiplied by the Company-wide Achievement Factor and the Individual Employee Factor if individual performance is approved (“Actual Incentive Payout”). If the weighted Company- Wide Achievement Factor is under 50%, there will be no Actual Incentive Payout. In addition, Any Actual Incentive Payout amount may be modified upward or downward by the Committee or (other than with respect to executive officers) management, in their sole discretion, to reflect Company-Wide or Individual Performance or other issues that they believe should be reflected in the Actual Incentive Payout.

Timing
Employees will be notified of their goals within the first quarter of a new Performance Period, or during the first quarter following the adoption of this plan.
Finance may publish quarterly reports on the status of accomplishment of goals under the Plan versus objectives. However, due to the sensitivity of data certain measurements may not be published. The target payment date for Actual Incentive Payouts is expected to be within approximately 90 days of the end of a Performance Period (“Payment Date”). In no event shall Annual Incentive Payouts be paid later than March 15 of the year following the Performance Period.
Award Determination and Payout
For purposes of the Plan, base pay will be defined as actual base salary paid for the period employed during the Performance Period (exclusive of any other compensation, such as overtime, premium pay, stock compensation, relocation payments, or any other bonus payment or incentive award).
Incentive Targets
No modifications to Individual Incentive Targets or performance criteria are valid without written approval of the COO and the CEO (or, in the case of executive officers, the Committee), provided, however, that Individual Incentive Targets may be modified upon the effective date of any promotion of demotion.
Transfer or Promotion to Different Incentive Level
If an Eligible Employee transfers from one unit to another or is assigned to a different job role during the Performance Period (or becomes eligible in the Plan during a Performance Period), the incentive target will be determined on a pro-rata basis, based on the number of months assigned to each unit. Partial months will be credited on a pro-rata basis. The Eligible Employee will be informed of a change in status at the time the change is made.
Relationship to Other Benefits
Payments under this Plan may be treated as earnings for purposes of the AppHarvest 401(k) within the provisions of the plan but will not be taken into account in determining life insurance and disability benefits.
Employment Status Effect on Award
If all other qualifications are met, the following changes in employment status during the year may affect eligibility.
No payment will be awarded to employees who are not in Good Standing, who voluntarily resign or are terminated for Cause as of the last day of the Performance Period. For purposes of this Plan, a termination for “Cause” shall mean a termination due to the employee’s failure to satisfactorily perform his or her duties in the opinion of management; the employee’s violation of Company policies, procedures or rules; the employee’s breach of his/her confidentiality or proprietary rights agreement, or the employee’s conviction of any crime that harms the Company’s image, in each case as determined in good faith by the employee’s manager or the Board of Directors of the Company.

Change in Employment Status	Impact on Actual Incentive Payout
New-hire employee after beginning of the plan year	Pro-rated award based on time in position; no participation if start date is on or after October
Movement from one Individual Incentive Target to another after the beginning of the plan year	Pro-rated award based on time in position
Leave of absence	Employees on a leave of absence for a period of less than 30 days will receive their full award on the Payment Date. Employees on a leave of absence for a period of more than 30 days during any Performance Period will receive a pro-rated award on the Payment Date based on time in position, to the extent that they remain employed by Company on the last day of the Performance Period for which payment is to be made
Involuntary termination (non-performance related)	No Award
Involuntary termination (due to death or Disability)	Pro-rated award based on time in position; “Disability” has the meaning set forth in the 2021 Plan
Involuntary termination (all other)	No award
Voluntary resignation	No award
Not an employee on the date of payment	No award

Beneficiary
An Eligible Employee may name a beneficiary to receive any Actual Incentive Payout earned up to the time of death. If such designation is not made, the beneficiary named for the regular employee benefit plans will be considered the named beneficiary.
Taxes
All amounts paid under the Plan shall be subject to applicable withholdings and deductions. The provisions of the Plan will be interpreted such that the payments hereunder are exempt from (or if not exempt from, compliant with) Section 409A of the Internal Revenue Code.
Amendment or Termination of Plan
The Board shall have the right to amend, modify or terminate the Plan at any time without notice.
Severability
If any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

Construction
The section headings are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural, or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.
No Right to Continued Employment
Nothing in this Plan shall be construed to give any person the right to remain in the employ of the Company. The Company reserves the right to terminate the employment of any person at any time and for any reason.
Governing Law
The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kentucky without regard to the conflict of law provisions thereof.